December 21, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Washington Trust Bancorp, Inc. and subsidiaries and, under the date of February 27, 2018, we reported on the consolidated financial statements of Washington Trust Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 2017 and 2016, and the effectiveness of internal control over financial reporting as of December 31, 2017. On December 20, 2018, we were notified that Washington Trust Bancorp, Inc. appointed Crowe LLP, as its principal accountant for the year ending December 31, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Washington Trust Bancorp, Inc.’s consolidated financial statements as of and for the year ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, and the issuance of our report(s) thereon. We have read Washington Trust Bancorp, Inc.’s statements included under Item 4.01 of its Form 8-K dated December 20, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Washington Trust Bancorp, Inc.’s statement that the selection of an independent registered public accounting firm was the result of a competitive process and that the change was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors and we are not in a position to agree or disagree with Washington Trust Bancorp, Inc.’s statement that Crowe LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Washington Trust Bancorp, Inc.’s consolidated financial statements, and neither a written report nor oral advice was provided to Washington Trust Bancorp, Inc. that Crowe LLP concluded was an important factor considered by the Washington Trust Bancorp, Inc. in reaching a decision as to any accounting, auditing or financial reporting issue, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP